UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2018

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona 85254

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 5.02	ELECTION OF DIRECTORS

On May 1, 2018, the Board of Directors (the “Board”) of Nuverra Environmental Solutions, Inc. (“Nuverra” or the “Company”) appointed Lawrence First to serve as a member of the Board. As previously disclosed in the Company’s Current Report on Form 8-K dated August 7, 2017, the Plan of Reorganization (the “Plan”) filed by the Company in connection with its chapter 11 reorganization, which became effective on August 7, 2017 (the “Effective Date”), provided that Ascribe Capital LLC (“Ascribe”) would have the right to designate two members of the Board, one of which was appointed to the Board as of the Effective Date. Ascribe retained the right to designate one additional member of the Board at any time following the Effective Date and has exercised such right to designate Mr. First for appointment to the Board, which appointment became effective on May 1, 2018.

Mr. First currently serves as the Chief Investment Officer and Managing Director of Ascribe. He joined Ascribe in 2008 and, prior thereto, was a Managing Director and Co-Portfolio Manager in Merrill Lynch’s Principal Credit Group, a proprietary investing platform for the firm’s capital, where he was responsible for evaluating and managing assets in the team’s North American portfolio, including non-investment grade bank loans, stressed/distressed fixed income investments and public and private equity. Prior to joining Merrill Lynch in 2003, Mr. First was a senior partner in the Bankruptcy and Restructuring department of the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP, where he began his legal career in 1987. At Fried Frank, he represented both debtors and creditors in both in-court and out-of-court restructurings as well as lenders to, investors in, and potential buyers and sellers of, financially troubled companies. Prior to his joining Fried Frank’s Bankruptcy and Restructuring department, he was a member of its Corporate Department, where he became a partner in 1994. On behalf of Ascribe, Mr. First currently serves on the boards of directors of Forbes Energy Services, Ltd. since 2017, Geokinetics Inc. since 2013, Engineering Solutions & Products, LLC since November 2013 and Big Run, Inc. since March 2018. He previously served as a director of Alion Science and Technology Corp. from August 2014 until August 2015 and EnviroSolutions Inc. from July 2010 to March 2018. Mr. First, age 56, received a Bachelor of Arts in History and Sociology from Haverford College, and a Juris Doctor from New York University School of Law. He also attended the London School of Economics.

As described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 (as amended by Form 10-K/A filed April 19, 2018, the “2017 Annual Report”), Ascribe is the investment manager of Ascribe III Investments LLC (“Fund III”). Ascribe Management LLC (“Ascribe Management”) is the investment manager of Ascribe II Investments LLC (“Fund II”, and together with Fund III, the “Ascribe Funds”). The Ascribe Funds collectively hold approximately 46.3% of the Company’s outstanding common stock and, pursuant to the Plan, certain of the Company’s shareholders, including the Ascribe Funds, are parties to a Registration Rights Agreement that provides for the resale registration under the Securities Act of 1933, as amended, of shares of common stock held by such parties on the terms and conditions set forth therein. Mr. First is the Chief Investment Officer and Managing Director of each of Ascribe Capital and Ascribe Management, which are the investment managers to the Ascribe Funds and may be deemed to have voting and dispositive power over the shares of the Company’s common stock held by each of the Ascribe Funds. Mr. First disclaims beneficial ownership of the Company common stock held by the Ascribe Funds, except to the extent of his pecuniary interests. The Ascribe Funds also serve as lenders under the Second Lien Term Loan Agreement (as defined in the 2017 Annual Report) and currently hold approximately $10.4 million in indebtedness of the Company outstanding thereunder.

Mr. First has directed that any cash compensation payable to him for serving on the Board be paid to the Ascribe Funds on his behalf, and he has declined to receive any equity-based compensation. Each non-employee Board member, including Mr. First, is entitled to receive annual compensation of $100,000 in cash in addition to an annual equity grant. Board members serving as Chair of the Audit Committee and the Chair of the Compensation and Nominating Committee receive additional annual cash compensation of $15,000 and $10,000, respectively.

It is not yet known to which committee(s) Mr. First will be appointed. Except as described above, there are no material plans, contracts, or arrangements, whether or not written, to which Mr. First is a party or in which Mr. First participates or entered into in connection with his appointment to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: May 3, 2018	By:	/s/ Joseph M. Crabb
	Name:	Joseph M. Crabb
	Title:	Executive Vice President and Chief Legal Officer